EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Prospect Capital Corporation
New York, New York

We hereby consent to the incorporation by reference in the registration statement on Form N-2 (File No. 333-236415) of Prospect Capital Corporation of our reports dated September 6, 2022, relating to the consolidated financial statements and the effectiveness of Prospect Capital Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of June 30, 2022.

/s/ BDO USA, LLP
New York, New York
September 6, 2022